UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 20, 2007

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1144 East Market Street, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 20, 2007, we refinanced three of our credit facilities. Significant changes to the amended and restated agreements include:

• With respect to our $1.5 billion first lien revolving credit facility, an extension of its maturity until 2013, a reduction of the applicable interest rate by between 50 and 75 basis points (depending on availability of undrawn amounts) and a more flexible covenant package.

• With respect to our $1.2 billion second lien term loan facility, an extension of its maturity until 2014, a reduction of the applicable interest rate by 100 basis points (to be further reduced by 25 basis points if our credit ratings are BB- and Ba3 or higher) and a more flexible covenant package.

• With respect to our €505 million senior secured European credit facilities, the conversion of the existing €155 million term loan to a revolving facility, an extension of the facilities’ maturity until 2012, a reduction of the applicable interest rate by 75 basis points (as compared to the existing European revolving facility) and 37.5 basis points (as compared to the existing European term loan) and a more flexible covenant package.

The aggregate amount of fees we paid in connection with the refinancing was approximately $20 million. Certain of the agents, arrangers and lenders under the amended and restated credit facilities have from time to time performed, and may in the future perform, financial advisory and investment banking services for us and our affiliates. In addition, JPMorgan Chase Bank, N.A., which is the administrative agent under our amended and restated first lien and second lien facilities and is the collateral agent under our amended and restated European credit facilities, serves as administrative agent under our $300 million third lien credit facility.

On April 20, 2007, we issued a press release announcing the completion of the refinancing. A copy of the release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

$1.5 Billion Amended and Restated First Lien Revolving Credit Facility due 2013

The amended and restated first lien revolving credit facility is available in the form of loans or letters of credit, with letter of credit availability limited to $800 million. Subject to the consent of the lenders whose commitments are to be increased, we may request that the facility be increased by up to $250 million. Our obligations under the facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries. Our obligations under the facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:

* U.S. and Canadian accounts receivable and inventory;

* certain of our U.S. manufacturing facilities;

* equity interests in our U.S. subsidiaries and up to 65% of the equity interests in our foreign subsidiaries, excluding Goodyear Dunlop Tires Europe B.V. ("GDTE") and its subsidiaries; and

* substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.

Availability under the facility is subject to a borrowing base, which is based on eligible accounts receivable and inventory, with reserves that are subject to adjustment from time to time by the administrative agent and the majority lenders at their discretion (not to be exercised unreasonably). Adjustments are based on the results of periodic collateral and borrowing base evaluations and appraisals. If at any time the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess.

The facility, which matures on April 30, 2013, contains certain covenants that, among other things, limit our ability to incur additional debt or issue redeemable preferred stock, make certain restricted payments or investments, incur liens, sell assets (excluding the sale of our Engineered Products business and properties located in Akron, Ohio), incur restrictions on the ability of our subsidiaries to pay dividends to us, enter into affiliate transactions, engage in sale and leaseback transactions, and consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. In addition, in the event that the availability under the facility plus the aggregate amount of our Available Cash is less than $150 million, we will not be permitted to allow our ratio of EBITDA to Consolidated Interest Expense to be less than 2.0 to 1.0 for any period of four consecutive fiscal quarters. "Available Cash", "EBITDA" and "Consolidated Interest Expense" have the meanings given them in the facility.

The facility has customary representations and warranties including, as a condition to borrowing, material adverse change representations in our financial condition since December 31, 2006.

For the 270-day period following the refinancing date and, thereafter, if the availability under the facility is greater than or equal to $400 million, amounts drawn under the facility will bear interest either (i) at a rate of 125 basis points over LIBOR or (ii) 25 basis points over an alternative base rate (the higher of the prime rate or the federal funds rate plus 50 basis points), and undrawn amounts under the facility will be subject to an annual commitment fee of 37.5 basis points. After the 270-day period following the refinancing date, if the availability under the facility is less than $400 million, then amounts drawn under the facility will bear interest either (i) at a rate of 150 basis points over LIBOR or (ii) 50 basis points over an alternative base rate, and undrawn amounts under the facility will be subject to an annual commitment fee of 25 basis points.

The $504 million of letters of credit that were outstanding under the $1.5 billion first lien credit facility prior to the refinancing continue to be outstanding under the amended and restated facility.

JPMorgan Chase Bank, N.A. is the administrative agent and collateral agent and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. were the joint lead arrangers and joint bookrunners for the amended and restated facility.

$1.2 Billion Amended and Restated Second Lien Term Loan Facility due 2014

The $1.2 billion in aggregate amount of term loans that were outstanding under this facility prior to the refinancing continue to be outstanding under the facility as amended and restated. Subject to the consent of the lenders making additional term loans, we may borrow incremental term loans under the facility in an amount up to $300 million. Our obligations under this facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries and are secured by second priority security interests in the same collateral securing our first lien credit facility. The second lien term loan facility, which matures on April 30, 2014, contains covenants similar to those in our first lien credit facility but is not subject to the financial covenant contained in that facility. However, if our ratio of Secured Indebtedness to EBITDA for any period of four consecutive fiscal quarters is greater than 3.0 to 1.0, before we may use cash proceeds from certain asset sales to repay any junior lien, senior unsecured or subordinated indebtedness, we must first offer to prepay borrowings under the second lien term loan facility. "Secured Indebtedness" and "EBITDA" have the meanings given them in the facility.

Loans under this facility bear interest, at our option, at LIBOR plus 175 basis points or an alternative base rate plus 75 basis points. In the event that our corporate ratings by Moody’s and Standard & Poor’s improve to Ba3 or better and BB- or better, respectively (in each case with at least a stable outlook), then loans under this facility will bear interest, at our option, at LIBOR plus 150 basis points or an alternative base rate plus 50 basis points.

JPMorgan Chase Bank, N.A. is the administrative agent, Deutsche Bank Trust Company Americas is the collateral agent and J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. were the joint lead arrangers and joint bookrunners for the amended and restated facility.

€505 Million Amended and Restated Senior Secured European Revolving Credit Facilities due 2012

These amended and restated facilities consist of a €350 million European revolving credit facility and a €155 million German revolving credit facility. The €153 million in aggregate amount of term loans that were outstanding prior to the refinancing have been transferred to the European revolving credit facility. Up to €50 million in letters of credit are available for issuance under the European revolving credit facility. Goodyear and its domestic subsidiaries that secure our U.S. facilities provide unsecured guarantees to support the European revolving credit facilities. GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany also provide guarantees. GDTE’s obligations under the facilities and the obligations of its subsidiaries under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:

* the capital stock of the principal subsidiaries of GDTE; and

* substantially all of the tangible and intangible assets of GDTE and its subsidiaries in the United Kingdom, Luxembourg, France and Germany, including certain accounts receivable, inventory, real property, equipment, contract rights and cash and cash accounts, but excluding certain accounts receivable and cash accounts in subsidiaries that are or may become parties to securitization programs.

The facilities, which mature on April 30, 2012, contain covenants similar to those in our first lien credit facility, with additional limitations applicable to GDTE and its subsidiaries. In addition, we are not permitted to allow GDTE’s ratio of Consolidated Net J.V. Indebtedness (which is determined net of cash and cash equivalents in excess of $100 million) to Consolidated European J.V. EBITDA to be greater than 3.0 to 1.0 at the end of any fiscal quarter. "Consolidated Net J.V. Indebtedness" and "Consolidated European J.V. EBITDA" have the meanings given them in the facilities.

The facilities have customary representations and warranties including, as a condition to borrowing, material adverse change representations in our financial condition since December 31, 2006.

Under the revolving credit facilities, we pay an annual commitment fee of 62.5 basis points on the undrawn portion of the commitments and loans bear interest at LIBOR plus 200 basis points for loans denominated in U.S. dollars or pounds sterling and EURIBOR plus 200 basis points for loans denominated in euros.

J.P. Morgan Europe Limited is the administrative agent, JPMorgan Chase Bank, N.A. is the collateral agent and J.P. Morgan PLC and BNP Paribas were the joint bookrunners and mandated lead arrangers for the amended and restated facilities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to Item 1.01 for a description of the various credit facilities amended and restated in connection with the April 20, 2007 refinancing. The amended and restated credit facilities contain customary events of default. The lenders may declare any outstanding obligations under the credit facilities immediately due and payable upon the occurrence, and during the continuance of, an event of default. In addition, the amount of any outstanding obligations under the credit facilities will be immediately due and payable in the event that the Company or certain of its subsidiaries become the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 News Release dated April 20, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

April 23, 2007	By:	C. Thomas Harvie

Name: C. Thomas Harvie
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	News Release dated April 20, 2007